Exhibit 10.1
PRA INTERNATIONAL
FORM OF OPTION AGREEMENT
(Optionees other than Senior Vice Presidents, Executive Vice Presidents, President and Directors)
     THIS OPTION AGREEMENT (the “Agreement”) evidences an agreement made as of the ___th day of                     , 200___ (the “Date of Grant”), by and between                      (the “Optionee”), and PRA INTERNATIONAL, a Delaware corporation (the “Corporation”).
     WHEREAS, Optionee is an employee of Pharmaceutical Research Associates, Inc., a Virginia corporation, or another subsidiary of the Corporation (the “Employer”).
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, it is agreed as follows:
     1. Option. In consideration of the Optionee’s employment with the Employer, the Corporation hereby grants to the Optionee the option to purchase that number of shares of the Corporation’s Common Stock at the exercise price set forth on Schedule 1 hereto (the “Option”), subject to the terms and conditions of this Option Agreement and the PRA International 2004 Incentive Award Plan (the “Plan”) (attached at Exhibit 1). The Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. To the extent that the Option does not so qualify that portion of the Option shall be treated as a non-qualified option under Section 422 of the Code. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.
     2. Vesting of Options.
          (a) The Option shall vest in accordance with the terms set forth on Schedule 1 and the terms of Section 3 hereof.
          (b) Unless sooner terminated in accordance with the terms hereof, the Option shall terminate (whether or not vested) on the seventh (7th) anniversary of the Date of Grant.
     3. Expiration of the Option.
          (a) Death or Disability of Employee. In the event that the Optionee’s employment is terminated by reason of death or disability, the unvested portion of the Option that would otherwise vest on the next anniversary of the Date of Grant will automatically vest on a pro rata basis for the period commencing on the Date of Grant or, if applicable, the most recent anniversary of the Date of Grant and ending on the date the Optionee’s employment is so terminated, and all other unvested Options will automatically terminate. The vested portion of the Option shall be exercisable by the Optionee’s beneficiary or estate for a period of the earlier of (i) eighteen (18) months following Optionee’s death or disability or (ii) the seventh (7th) anniversary of the Date of Grant. If the vested portion of the Option is not exercised within the earlier of (i) eighteen (18)

months following Optionee’s death or disability or (ii) the seventh (7th) anniversary of the Date of Grant, then such vested portion of the Option shall expire and shall no longer be exercisable.
          (b) Cause. In the event that the Optionee’s employment is terminated by the Employer for Cause (as defined below) the Option will automatically terminate and expire and shall no longer be exercisable, whether or not previously vested. For purposes of this Agreement, “Cause” shall mean: (i) Optionee’s failure to competently perform his material assigned duties as reasonably determined by Employer; (ii) Optionee engaging in or causing an act that has a material adverse impact on the reputation, business, business relationships or financial condition of Employer; (iii) the conviction of or plea of guilty or nolo contendere by Optionee to a felony or any crime involving moral turpitude; (iv) Optionee’s gross misconduct, dishonesty, or fraud; or (v) Optionee’s willful refusal to perform specific directives of the Employer’s President and CEO, or his authorized designee, which are consistent with the scope, ethics, and nature of Optionee’s duties and responsibilities.
          (c) Other Termination. In the event that the Optionee’s employment is terminated for any reason other than death, disability or Cause, the unvested portion of the Option will automatically terminate. The Optionee shall have the right, in the Optionee’s sole discretion, for a period of thirty (30) days following such termination of employment to exercise the Option. If the Optionee does not exercise the vested portion of the Option within 30 days after his/her employment so terminates, then the Option shall expire and shall no longer be exercisable.
          (d) Forfeiture for Competition. In the event that during Optionee’s employment or during a period of 6 months thereafter (the “Noncompetition Period”), Optionee, whether as owner, manager, officer, director, employee, consultant or otherwise, is engaged or employed by a Competing CRO to provide Customer Services that are the same or substantially related to the Customer Services that Optionee performed for Employer at any time during the twenty-four (24) months prior to the termination of Optionee’s employment (the “Prohibited Services”), then in addition to other remedies available to the Corporation, Optionee shall immediately forfeit all rights under the Option that may have been granted to Optionee or to which Optionee may be entitled, whether the same are then vested or not. In addition, to the extent that Optionee exercises any of the Option during the Noncompetition Period and provides Prohibited Services then such exercise shall be rescinded and all such shares of common stock of the Corporation purchased by Optionee pursuant to the exercise of such Option during the Noncompetition Period may be repurchased by the Corporation, in its sole discretion, at the price paid by Optionee for such shares of common stock. To the extent that the Optionee has sold or otherwise disposed of any shares acquired upon exercise of the Option, then the Optionee shall pay back to the Corporation any and all proceeds received by the Optionee as a result of such sale or other disposition. The Optionee shall also return all dividends or other distributions, if any, paid on such shares.
     The Corporation acknowledges and agrees that ownership by Optionee of not more than one percent (1.0%) of the shares of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed, in and of itself, to violate the prohibitions set forth in this section.
     For the purposes of this Agreement, the term “Customer Services” means any product or service provided by Employer to a third party for remuneration, including, but not limited to on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, (i) during Optionee’s employment with Employer or (ii) about which Optionee has material knowledge and that Optionee knows Employer will provide or has contracted to provide to third parties during the twelve (12) months following the Optionee’s employment with Employer. “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives) about whom Optionee has acquired material information based on employment with Employer and as to whom Optionee has been informed that Employer provides or will provide Customer Services. “Competing CRO” means any of the following entities and their affiliates and successors to the extent that and for so long as those said entities, affiliates, and successors directly compete with Employer in the provision of Customer Services to Customers: Charles River Laboratories International, Inc., Covance Inc., ICON plc, INC Research, Inc., Kendle International Inc., MDS Pharma Services, Omnicare, Inc., PAREXEL International Corporation, Pharmaceutical Product Development, Inc., Quintiles Transnational Corp., SFBC International, Inc., United BioSource Corporation, and United HealthCare Corporation.
     4. Exercise of Option. To the extent exercisable, the Optionee may exercise the vested portion of the Option at anytime in whole or in part prior to its termination under Section 2(b) or Section 3 above by giving written notice of such exercise to the Corporation, in such form and at such time as the Corporation may specify from time to time. As a condition to the exercise of any portion of the Option, the Optionee may be required to execute such documents and make such representations as the Corporation may require in order to comply with applicable law. The Option may not be exercised until Optionee shall have delivered to the Corporation the aggregate exercise price per Share of the number of Shares for which the Option is being exercised. The exercise price may be paid by any method prescribed in Section 5.1(c) of the Plan.
     5. Construction and Binding Effect. This Agreement shall be construed according to the laws of the State of Delaware, without giving effect to any conflict or choice of law provision, and shall bind the parties, their permitted assigns and their personal representatives.
     6. Invalidity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the other provisions, and the Agreement shall be construed in all respects as if an invalid or unenforceable provision were omitted.
     7. Entire Agreement. This document contains the entire agreement between the parties and no modification or change in this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

     8. Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement (“Notices”) shall be in writing and (a) personally delivered; (b) deposited in the United States mail, registered or certified mail, return receipt requested, with postage prepaid; or (c) sent by Federal Express or other nationally recognized overnight delivery service (for next business day delivery), shipping prepaid, as follows:
If to Employer, to:
PRA International
12120 Sunset Hills Road, Suite 600
Reston, VA 20190
Attn: President and Chief Executive Officer
If to Optionee, to:
The Optionee’s then home address currently on file with the Corporation or such other persons or address as any party may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or, if sent by U.S. mail, five (5) business days after the date mailed in the manner set forth in this Section 9, or, if sent by Federal Express or other nationally recognized overnight delivery service, one business day after such sending.
     9. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.
     10. No Right to Future Grants. The grant of this Option is a voluntary act by the Corporation and does not give the Optionee any right to, or otherwise obligate the Corporation to grant any additional options in the future.

         IN WITNESS WHEREOF, the parties hereto have signed this Option Agreement as of the date first above written.

CORPORATION:

PRA INTERNATIONAL

By:
Title:	President and CEO

OPTIONEE:

Address:

SCHEDULE 1
Options for                      Shares (the “Time Vesting Options”) will vest on each of                                                              (contingent upon employment with the Corporation or one of its subsidiaries at that time).
The exercise price for all such Options shall be $                     per share.

EXHIBIT 1
PRA International 2004 Incentive Award Plan
 2